Exhibit 21.1

List of Subsidiaries of Intertape Polymer Group Inc.

Intertape Polymer Inc.

Spuntech Fabrics Inc.

IPG Holding Company of Nova Scotia

IPG (US) Holdings Inc.

IPG Holdings LP

IPG Finance LLC

IPG (US) Inc.

IPG Administrative Services Inc.

Central Products Company

Intertape Polymer Corp.

Intertape Inc.

IPG Financial Services

Intertape Polymer Management Corp.

Polymer International Corp.

IPG Technologies Inc.

International Container Systems, Inc.

Intertape International Corp.

COIF Holding Inc.

FIBC Holding Inc.

UTC Acquisition Corp.

Cajun Bag & Supply Corp.

Intertape Woven Products, S.A. de C.V.

Intertape Woven Products Services, S.A. de C.V.

Drumheath Indemnity Ltd.

Fibope Portuguesa-Filmes Biorientados S.A.

Intertape Polymer US Inc.